Partners,

Throughout the last two years, I am incredibly proud of how Starbucks partners have led with exemplary courage, commitment and conviction to continue delivering meaningful moments of connection to our customers around the world. Now, as we unite with a singular focus around our plans to reinvent Starbucks as a stronger and even more successful company, I continue to be encouraged by the momentum we are building and the early success we are beginning to see. I remain confident that our partners will continue to lead us through the many opportunities we have as a company and enable us to overcome any challenges we may encounter in the future.

Over the last several months, I have worked closely with Howard and members of the ELT to set in place the foundation for our Reinvention, while we plan for the next chapter of leadership at Starbucks. Today, I want to share an important announcement about how we will organize our executive leadership team to further accelerate our success, create the best immersion and support for our new ceo, once appointed, and further solidify the next generation of leaders for Starbucks.

With this, I wanted to transparently share with you that we will eliminate the chief operating officer (coo) role at the end of this fiscal year. Given the moment we find ourselves in with our Reinvention underway, this is the right decision as we chart the course and the future path for Starbucks. Effective Oct. 3, I will transition to an executive advisor role supporting the ceo to ensure a smooth transition and then depart the company at the end of the calendar year. After 20 years with this incredible company, I am sincerely grateful for the many opportunities I have been given to impact Starbucks growth around the world and, in doing so, have a positive impact for the many partners I have served.

As a result of this decision, we will re-organize reporting for my current leadership team. Day-to-day business operations, including customer and store functions, will now report to the ceo, and all strategy and enabling functions will now report to Frank Britt in his newly expanded role as evp, Chief Strategy and Transformation Officer. Please join me in congratulating Frank as he takes on these additional responsibilities.

Starting Oct. 3, the following partners will report to Howard as our interim ceo, and will ultimately transition to our new ceo when they are fully in place:
•Andy Adams, svp, Global Growth & Concepts
•Brady Brewer, evp, Chief Marketing Officer
•Dennis Brockman, svp, Inclusion & Diversity
•Sara Trilling, evp and president, North America Retail

Effective Aug. 22, the following partners will report to Frank Britt in his expanded role:
•AJ Jones II, evp, Chief Communications and Public Affairs Officer
•Deb Hall Lefevre, evp, Chief Technology Officer
•George Dowdie, evp, Global Supply Chain
•Sandy Stark, svp, Data Analytics & Insights, and Business Operations
•Sara Kelly, evp, Chief Partner Officer

With this announcement, I want to thank and congratulate Sara Kelly and AJ Jones II for the tremendous leadership they have demonstrated in their acting evp positions. I am very pleased to announce their permanent appointments as evp, Chief Partner Officer and evp, Chief Communications and Public Affairs Officer, respectively, and wish them continued success in these critical leadership roles for the company.

I also want to welcome back Liz Muller, a former Starbucks partner who was responsible for the design of our Starbucks Roasteries and our high-profile Reserve stores. Liz will serve as a consultant to our Global Growth and Concepts team working with Andy Adams to co-create our global store of the future as we reinvent the partner, customer and store experience.

Please also join me in recognizing and wishing George Dowdie our very best as he plans to leave Starbucks to focus on board and scientific advisory work. George is a nearly nine-year partner and over the last two years has provided tremendous leadership to our Global Supply Chain organization, while navigating a period of extraordinary macro-and global supply chain disruptions. Previously, he led the establishment of our world class Global Food Safety and Quality Assurance organization. George will continue in his current leadership role through this calendar year as we identify and onboard a new leader. Please join me in thanking George for the important role he has played in our company’s success.

Finally, I would like to take a moment to express my sincerest gratitude to you, partners. It has been an absolute privilege to be a Starbucks partner and, as a leader who cares deeply about the success of the company, to have the opportunity to serve each of you and our collective success.

Words cannot fully capture the immense love and pride I have for all of you, and for the incredible partners who I’ve had the opportunity to work directly with. I want to personally extend my thanks and appreciation to Howard and to the entire senior leadership team for the support they have provided me over the course of my 20-year Starbucks journey.

I truly believe Starbucks best days are ahead and I am confident that as this next chapter for Starbucks begins, our partners and the next generation of leaders will help us realize the many hopes and dreams we all share for the company.

With love in my heart,

John